Exhibit 99.1

Press contact:	Financial contact:
Matt Buckley	Jeremiah Sisitsky
RSA Security Inc.	RSA Security Inc.
(781) 515-66212	(781) 515-6065
mbuckley@rsasecurity.com	jsisitsky@rsasecurity.com
FOR IMMEDIATE RELEASE
RSA Security Announces Preliminary Fourth Quarter Results
Company Expects Revenue of $81 Million to $82 Million and GAAP Earnings Per Share in the Range
of $0.15 — $0.19; Company Has Record Quarterly Orders of $107 Million, Including a $10 million RSA SecurID®
Consumer Order, and Has Record Quarterly Authentication Credential Shipments
Company to Hold Conference Call at 5:30 p.m. ET
BEDFORD, Mass., January 9, 2006 – RSA Security Inc. (NASDAQ: RSAS) today reported preliminary financial results for the fourth quarter ended December 31, 2005. Based on preliminary financial data, the Company anticipates that revenue for the fourth quarter will be in the range of $81 million to $82 million and GAAP earnings per diluted share will be in the range of $0.15 to $0.19. GAAP earnings per diluted share for the fourth quarter of 2005 includes the previously announced restructuring activities, expected to be in the range of $(0.02) to $(0.03) per share and a net beneficial adjustment made to the Company’s tax rate for the fourth quarter, which is expected to be in the range of $0.01 to $0.05 per share.
The Company also announced that it anticipates its book-to-bill ratio for the fourth quarter of 2005 to be approximately 1.3 to 1 and that it closed the quarter with a total of approximately $32 million in backlog and $54 million in deferred revenue, across all of its product lines. This compares to a book-to-bill ratio for the third quarter of 2005 of approximately 1.0 to 1, backlog of $12.7 million and deferred revenue of $48.8 million at the close of the third quarter of 2005.
RSA Security also announced that during the fourth quarter it received a $10 million RSA SecurID® order from a new customer. Due to the subscription nature of this transaction, revenue will be recognized over the course of five years. This financial institution will deploy RSA SecurID authentication credentials to all of its online consumers over the course of the next 12 months. RSA Security has not shipped any credentials related to this transaction and the Company intends to begin shipping a significant number of these authentication credentials to the financial institution in the first quarter of 2006.
Additionally, the Company disclosed that it shipped approximately 1.5 million authentication credentials during the fourth quarter, up 45% from the third quarter of 2005. Of the 1.5 million authentication credentials shipped during the quarter, approximately 500,000 credentials were consumer related.

“We had a record quarter for bookings, we shipped a record number of authentication credentials, and during the fourth quarter we closed the single largest transaction in the history of the company,” said Art Coviello, president and CEO of RSA Security. “I am extremely pleased with our results this quarter, and with the successful closing of the Cyota acquisition and our recent wins in the financial sector, we believe we are poised to garner a significant share of the consumer market in 2006.”
Prior Financial Guidance
The Company’s anticipated results for the fourth quarter of 2005 are consistent with the Company’s guidance previously provided in its press release and related conference call on December 5, 2005. At that time, the Company indicated that it anticipated fourth quarter revenue in the range of $78 million to $82 million, GAAP earnings per diluted share in the range of $0.09 to $0.16, and non-GAAP earnings per diluted share in the range of $0.15 to $0.19. At the time the Company provided non-GAAP earnings per diluted share guidance it defined non-GAAP earnings per diluted share as GAAP earnings per diluted share, less a restructuring charge that was anticipated to be in the range of $3 million to $6 million for the fourth quarter. It was anticipated at that time that this restructuring charge would have reduced the Company’s GAAP earnings per diluted share in the range of $0.03 to $0.06. Additionally the Company provided guidance at that time that it anticipated at least a 20 percent sequential increase in authenticator shipments (primarily driven by consumer sales) in addition to a book to bill ratio significantly greater than 1.0 to 1.
Use of Non-GAAP Financial Measures
The Company is providing non-GAAP financial measures to ensure that its preliminary results for the fourth quarter of 2005 can be accurately reconciled to its previously provided financial guidance. The below table presents the most directly comparable GAAP financial measure and reconciles each non-GAAP financial metric to the comparable GAAP measure.

	Fourth Quarter Financial Results Guidance Provided December 5, 2005	Preliminary Fourth Quarter Financial Results Provided January 9, 2005
Earnings per diluted share (non-GAAP)	$0.15 to $0.19	$0.16 to $0.17
Net restructuring charge per share	$(0.03) to $(0.06)	$(0.02) to $(0.03)
Net tax benefit per share	—	$0.01 to $0.05
Net adjustment	$(0.03) to $(0.06)	$(0.01) to $0.02
Earnings per diluted share (GAAP)	$0.09 to $0.16	$0.15 to $0.19

The Company’s financial results for the fourth quarter of 2005 do not reflect the acquisition of Cyota, Inc., the privately held online security and anti-fraud solutions company that RSA Security recently acquired. This acquisition closed on December 30, 2005. Beginning in the first quarter of 2006, RSA Security will report full financial results reflecting the combined operations of the two companies.
First Quarter 2006 Financial Update
A significant portion of the authentication credentials shipped during the fourth quarter of 2005 and those scheduled to be shipped over the coming quarters are consumer authentication credentials. The current guidance reflects the fact that most of these consumer authentication credentials are sold on a subscription basis, with much of the revenue associated with these units being recognized over longer term subscription contracts. Additionally, guidance for the first quarter of 2006 is only current as of today, Monday January 9, 2006; the Company undertakes no obligation to update its estimates.
•	The Company currently expects first quarter 2006 revenue to be in the range of $81 million to $84 million, excluding any revenue associated with the operations of Cyota.

•	The Company is also reaffirming its previously issued guidance with regard to the operations of Cyota, stating that it anticipates revenue from Cyota to contribute in the range of $22 million to $25 million for the full year 2006.

•	Additionally, the Company indicated that it anticipates Cyota’s revenue contribution for the first quarter of 2006 to be in the range of $3 million to $4 million.

•	The Company anticipates revenue for the first quarter of 2006 to be in the range of $84 million to $88 million on a combined basis.
Final financial results for the fourth quarter and for the year-ended December 31, 2005, and full guidance for the first quarter of 2006 will be issued on Monday, January 30, 2006, after the close of the market. For dial-in and live Web cast information for the company’s final financial results conference call for the fourth quarter and year-ended December 31, 2005, refer to the Company’s press release dated January 4, 2006.
Conference Call and Web Cast Information
RSA Security will host a conference call today at 5:30 p.m. ET. A live Web cast of this conference call will be available on the “Investor” page of the Company’s Web site; www.RSASecurity.com. To access this call by telephone, dial (866) 592-8995 or (706) 634-1223. A replay will be available through midnight on January 16, 2006 at (800) 642-1687 or (706) 645-9291.

Both live and replay numbers have a pass code of 4163196.
About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online – and what they can do.
With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve approximately 19,000 customers around the globe and interoperate with more than 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com
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RSA, BSAFE, SecurWorld and SecurID are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.
This press release contains forward-looking statements regarding RSA Security’s preliminary financial results for the fourth quarter of 2005 and financial guidance for future periods. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are our final analysis and review of RSA Security’s financials for the fourth quarter, our ability to successfully integrate Cyota’s employees and operations, general economic conditions, changes in our operating expenses, the long and unpredictable nature of the sales cycle for some of our products, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 14, 2005 and Quarterly Report on Form 10-Q filed on November 7, 2005.